Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Newmont Goldcorp Corporation of our reports dated February 13, 2019 and February 14, 2018, relating to the consolidated financial statements of Goldcorp Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Reports on Form 40-F of the Company for the years ended December 31, 2018 and 2017, respectively, and incorporated by reference in such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

June 28, 2019